b. 3.(i) Articles of Incorporation

State of Delaware


Office of the Secretary of State


I, EDWARD j, FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A
TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "AMERICAN ELECTRIC AUTOMOBILE COMPANY,
INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF MAY, A.D. 1996, AT 9 O'CLOCK
A.M.


                                  \\Edward J. Freel\\

                            Edward J. Freel, Secretary of State

          2616646  8100              AUTHENTICATION:      7940383

         981215147                            DATE:      05-09-96


                          CERTIFICATE OF INCORPORATION

                                      OF

                   AMERICAN ELECTRIC AUTOMOBILE COMPANY, INC.
         --------------------------------------------------------


FIRST.  The name of this corporation shall be:

        AMERICAN ELECTRIC AUTOMOBILE COMPANY, INC.


SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.


THIRD.  The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

Seventy Million (70,000,000) shares of which Fifty Million (50,000,000) shares with a par value of $.0001 pr share amounting to Five Thousand Dollars ($5,000.00) are Common Stock and Twenty Million (20,000,000) shares with a par value of $.0001 per share amounting to Two Thousand Dollars ($2,000.00) are Preferred Stock.


Subject to the provisions of Section 151 of the General Corporation Law of the State of Delaware, authority is expressly granted to the Board of directors of the corporation to issue the Preferred shares of the corporation, from time to time, in one or more series and to fix the number of shares to e included in each series, the distinctive serial designation, the rate or rates of preferential cumulative, non-participating dividends payable in cash annually, semi-annually, or quarterly, the times of payment of and the dates from which such dividends shall be cumulative, the price or prices at which the same may be redeemed, which shall be not less than the par value thereof, plus arrearages, if any, the notice of redemption, the amount or terms of any sinking or purchase fund, if any, for the purchase or redemption thereof, provided such sinking fund is payable only out of funds legally available therefor, the terms, conditions, rights, privileges, and other provisions, if any, respecting the conversion of any or all series of Preferred shares into Common shares, and the preferential amount or amounts which shall be paid to the holders thereof in the event of a liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, which shall be not less than par value thereof, plus arrearages, if any.

Each issued and outstanding Common share shall entitle the holder thereof to full voting power. Except as any provisions of law may otherwise require, no share of any series of Preferred shares shall entitle the holder thereof to any voting power, to participate in any meeting of stockholders, or to have notice of any meeting of stockholders.


FIFTH.  The name and address of the incorporator shall be as follows:
Maryann Martone Corporation Service Company 1013 Centre Road Wilmington,
DE 19805


SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such directors as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extend provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this eighth day of May, A.D. 1996.


                                   \\Maryann Martone\\
                                     _________________
                                     Incorporator